Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-56850 on Form S-3 and Nos. 333-61358, 333-36628 and 333-110808 on Form S-8 of Charter Communications, Inc. and subsidiaries (the Company) of our report dated February 27, 2006, except as to Note 4, which is as of August 8, 2006, with respect to the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K of the Company dated August 8, 2006.

As discussed in Note 7 to the consolidated financial statements, effective September 30, 2004, the Company adopted EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill.

As discussed in Note 21 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.

/s/ KPMG LLP

St. Louis, Missouri
August 8, 2006